Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Vapor Corp. on Form S-8 (File No. 333-188888) of our report dated March 31, 2015, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Vapor Corp. as of December 31, 2014 and 2013 and for the years then ended, which report is included in this Annual Report on Form 10-K of Vapor Corp. for the year ended December 31, 2014.

/s/ Marcum LLP
Marcum LLP
New York, NY
March 31, 2015